UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



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                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                                nVIEW CORPORATION
    -----------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
    -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                   070974 10 4
                      -------------------------------------
                                 (CUSIP Number)

                                  June 29, 1998
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]    Rule 13d-1(b)

    [ ]    Rule 13d-1(c)

    [x]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No .  670974 10 4
            -------------------

--------------------------------------------------------------------------------

   1. Names of Reporting Persons.                               James H. Vogeley
      I.R.S. Identification Nos. of above
      persons (entities only).


--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)
           ---------------------------------------------------------------------
      (b)  X
           ---------------------------------------------------------------------

--------------------------------------------------------------------------------
   3. SEC Use Only
                   -------------------------------------------------------------

--------------------------------------------------------------------------------
   4. Citizenship or Place of     U.S.
      Organization
                                  ----------------------------------------------

--------------------------------------------------------------------------------
Number of        5.  Sole Voting Power      749,778
Shares Bene-                              --------------------------------------
ficially by      ---------------------------------------------------------------
Owned by Each    6.  Shared Voting Power      -0-
Reporting                                 --------------------------------------
Person With:     ---------------------------------------------------------------
                 7.  Sole Dispositive Power  749,778
                                          --------------------------------------
                 ---------------------------------------------------------------
                 8.  Shared Dispositive Power  -0-
                                        ----------------------------------------




--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each
      Reporting Person                                 749,778
                                                      --------------------------
   10.Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares (See Instructions) _________________

   11.Percent of Class Represented by Amount in Row  (11)     11.99
--------------------------------------------------------------------------------
   12.Type of Reporting Person (See Instructions)             IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Item 1

      (a)   Name of Issuer

            nVIEW Corporation

      (b)   Address of Issuer's Principal Executive Offices

            860 Omni Boulevard
            Newport News, VA  23606

Item 2

      (a)   Name of Person Filing

            James H. Vogeley

      (b)   Address of Principal Business Office or, if None, Residence

            860 Omni Boulevard
            Newport News, VA  23606

      (c)   Citizenship

            United States

      (d)   Title of Class of Securities

            Common Stock

      (e)   CUSIP No.

            670974 10 4

Item 3      If  this   Statement  Is  Filed  Pursuant to  ss.ss.240.13d-1(b) or
            240.13d-2(b) or (c), Check Whether the Person Filing is a:  N/A

      (a)   [  ]  Broker or Dealer  registered  under Section 15 of the Act (15
                  U.S.C. 78o).

      (b)   [   ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   [   ] Insurance  company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   [   ] Investment   company   registered   under  section  8  of  the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   [   ] Investment adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E);

      (f)   [   ] Employee  benefit plan or endowment  fund in accordance  with
                  ss.240.13d-1(b)(1)(ii)(F);

      (g)   [   ] Parent holding  company or control person in accordance  with
                  ss. 240.13d-1(b)(1)(ii)(G);

      (h)   [   ] A savings  associations  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)   [   ] A church  plan  that is  excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [   ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4      Ownership

      (a)   Amount Beneficially Owned:

            749,778

      (b)   Percent of Class:

            11.99

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  749,778

            (ii) Shared power to vote or to direct the vote:

                  -0-

            (iii) Sole power to dispose or to direct the disposition of:

                  749,778

            (iv) Shared power to dispose or to direct the disposition of:

                  -0-

Item 5      Ownership of Five Percent or Less of Class            Not Applicable

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction:  Dissolution of a group requires a response to this item.

Item 6      Ownership of More Than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable

Item 8      Identification and Classification of Members of the Group

                  Not Applicable

Item 9      Notice of Dissolution of Group

                  Not Applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purposes of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 10, 1999
                       ---------------------------------------------------------
                                                 Date

                                          /s/ Jody M. Wagner
                       ---------------------------------------------------------
                                              Signature


                         Jody M. Wagner, Agent for James H. Vogeley, Shareholder
                       --------------------------------------------------------
                                            Name/Title







ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).